Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
FOR
TIMOTHY M. KLEIN

This Amendment is entered into this 27 day of July, 2009, by and between National Beef Packing Company, LLC, a Delaware limited liability company (“National Beef”) and Timothy M. Klein (“Executive”).

WHEREAS, National Beef and Executive are parties to an Employment Agreement dated August 6, 2003 (as amended, the “Agreement”), and the parties now desire to amend the Agreement to provide for Executive’s service as Chief Executive Officer of National Beef;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, National Beef and Executive agree that the Agreement is amended as follows:

A.           Section 1 is amended to read as follows:

1.           Employment.  Subject to the terms and conditions herein, National Beef will employ Executive, and Executive will be employed by National Beef, hereunder as the Chief Executive Officer and President (“CEO”) of National Beef, commencing July 27, 2009 until and including the earlier of:  (a) the last day of the fiscal year ending on or about August 30, 2014, or such later date as the parties may agree (the “Expiration Date”); or (b) the date such employment shall otherwise have been terminated in accordance with Section 4 (the “Termination Date”) (the period from the original date of the Agreement until the earlier of the Expiration Date or the Termination Date being sometimes referred to herein as the “Term”).  The occurrence of either the Expiration Date or the Termination Date and the resulting discontinuation of Executive’s services to National Beef hereunder shall not affect the rights and obligations of Executive or any of his affiliates pursuant to the LLC Agreement except as may be otherwise expressly set forth in this Agreement, or the LLC Agreement.

B.           Section 3(a), (b), (c) and (d) are amended to read as follows:

3.           Compensation.

    a.       Annual Salary.  Commencing July 27, 2009, Executive shall be paid by National Beef a salary at the annual rate of $900,000 for each 12-month period during the Term, pro-rated for any portion thereof, payable in substantially equal monthly installments on or before the last day of each monthly period with respect to each such period, less normal withholdings.

    b.  [Reserved]

        c.  Annual Bonus.  Commencing July 27, 2009, for each fiscal year of National Beef during the Term, Executive shall, if he is employed by National Beef hereunder as of the last day of such fiscal year, or as otherwise described herein, be paid by National Beef an annual incentive bonus (an “Annual Bonus”) equal to:  (a) if National Beef’s earnings before taxes (“EBT”) for such fiscal year exceeds $20,000,000, two percent (2.0%) of the amount of such excess, up to EBT of $80,000,000; plus (b) if EBT for such fiscal year exceeds $80,000,000, one percent (1.0%) of such excess provided that for the fiscal year ending on or about August 28, 2009, the applicable percentage under clause (a) shall be 1.43166% and the applicable percentage under clause (b) shall be .54533%.  Any Annual Bonus accruing with respect to a fiscal year shall be payable, less normal withholdings, within sixty (60) days following the end of such fiscal year (the “Annual Bonus Date”); provided, however, if calculation of the Annual Bonus is not administratively practicable due to events beyond the control of Executive (or his beneficiary), then payment shall be made during the first taxable year of Executive in which the calculation of the amount of the payment is administratively practicable.

d.           Long-Term Incentive Plan.

(i)           Executive shall, if he is continuously employed hereunder through the last day of the fiscal year ending on or about August 28, 2009, or as otherwise described herein, be paid by National Beef a long-term incentive bonus (“First Long-Term Bonus”) equal to:  (a) if National Beef’s cumulative earnings before interest and taxes (“EBIT”) during the period from the first day of the fiscal year beginning on or about August 27, 2006 through the last day of the fiscal year ending on or about August 28, 2009 exceeds $115,000,000, 3.903% of such excess, up to cumulative EBIT of $150,000,000; plus (b) if such cumulative EBIT exceeds $150,000,000, 1.08949% of such excess, up to cumulative EBIT of $175,000,000; plus (c) if such cumulative EBIT exceeds $175,000,000, .6045% of such excess.   Any First Long-Term Bonus accruing under this Section 3(d)(i) shall be payable, less normal withholdings, within sixty (60) days following the end of the fiscal year ending on or about August 28, 2009 (the “First Long-Term Bonus Date”); provided, however, if calculation of the First Long-Term Bonus is not administratively practicable due to events beyond the control of Executive (or his beneficiary), then payment shall be made during the first taxable year of Executive in which the calculation of the amount of the payment is administratively practicable.

(ii)           In addition to the First Long-Term Bonus, Executive shall, if he is continuously employed hereunder through the last day of the fiscal year ending on or about August 25, 2012 or as otherwise described herein, be paid by National Beef another long-term incentive bonus (“Second Long-Term Bonus”) equal to:  (a) if National Beef’s cumulative EBIT during the period from the first day of the fiscal year beginning on or about August 29, 2009 through the last date of the fiscal year ending or about August 25, 2012 exceeds $115,000,000, four percent (4.0%) of such excess, up to cumulative EBIT of $150,000,000; plus (b) if such cumulative EBIT exceeds $150,000,000, three-fourths of one percent (0.75%) of such excess. Any Second Long-Term Bonus accruing under this Section 3(d)(ii) shall be payable, less normal withholdings, within sixty (60) days following the end of the fiscal year ending on or about August 25, 2012 (the “Second Long-Term Bonus Date”); provided, however, if calculation of the Third Long-Term Bonus is not administratively practicable due to events beyond the control of Executive (or his beneficiary), then payment shall be made during the first taxable year of Executive in which the calculation of the amount of the payment is administratively practicable.

(iii)           In addition to the First Long-Term Bonus and the Second Long-Term Bonus, Executive shall, if he is continuously employed hereunder through the last day of the fiscal year ending on or about August 30, 2014 or as otherwise described herein, be paid by National Beef another long-term incentive bonus (“Third Long-Term Bonus”) equal to:  (a) if National Beef’s cumulative EBIT during the period from the first day of the fiscal period beginning on or about August 26, 2012 through the last day of the fiscal year ending on or about August 30, 2014 exceeds $76,667,000, four percent (4.0%) of such excess, up to cumulative EBIT of $100,000,000 plus (b) three-fourths of one percent (.75%) of the excess over $100,000,000.

Any Third Long-Term Bonus accruing under this Section 3(d)(iii) shall be payable, less normal withholdings, within sixty (60) days following the end of the fiscal year ending on or about August 30, 2014 (the “Third Long-Term Bonus Date”); provided, however, if calculations of the Third Long-Term Bonus is not administratively practicable due to events beyond the control of the Executive (or his beneficiary), then payment shall be made during the first taxable year of Executive in which the calculation of the payment is administratively practicable.

(iv)           For purposes of calculating the First Long-Term Bonus, the Second-Long Term Bonus and the Third Long-Term Bonus under this Section 3(d), National Beef’s EBIT shall be determined by National Beef’s accountants using generally accepted accounting principles consistently applied.

C.           Section 5 is amended to read as follows:

5.           Responsibilities and Authority.  In his capacity as CEO of National Beef, Executive shall report to the Board and shall have such responsibilities and authority to ensure effective management of National Beef as determined by the Board in accordance with the LLC Agreement.  Executive shall have the authority to implement the business plan of National Beef as approved by the Board, and shall consult with the Board on all major decisions regarding such business plan.  The Board shall not act through other agents without the knowledge of Executive.  In addition to the foregoing and those responsibilities and authorities normally associated with the position of chief executive officer in a business similar in size and scope to that of National Beef’s, Executive’s responsibilities and authorities shall include, without limitation, the following:

a.           Responsibility for and authority over day-to-day business operations, including the selection and dismissal of all employees, including those in key positions except as noted below.

b.           Responsibility and authority:  (i) to develop and implement the business plan of National Beef as well as capital plans, compensation plans and strategic plans, subject to approval of the Board; (ii) to authorize any expenditure by National Beef that is reasonably necessary to enable National Beef to conduct its business and affairs, provided that any such expenditure (other than expenditures contemplated by any annual or interim budget, plan or program already approved by the Board) shall not exceed $1,000,000 without the approval of the Board; (iii) to implement acquisitions, disposals or sales of properties or assets of National Beef (whether effected by merger, sale of assets, lease or equity exchange or otherwise) (A) in the ordinary course of business, (B) as may be contemplated by any annual or interim budget, plan or program already approved by the Board, or (C) in a transaction involving less than $1,000,000.

c.           Responsibility and authority to develop an executive management succession plan for key positions.

d.           Responsibility and authority to implement an effective organizational structure, provided that the decisions regarding the selection and dismissal of the Chief Financial Officer as well as the President and Chief Operating Officer shall be subject to the mutual approval of Executive and the Board.

e.           Responsibility and authority to negotiate the Cattle Purchase Agreements (as defined in the LLC Agreement) and related pricing grids, with USPB, on behalf of National Beef subject to Board approval before execution of any such agreement and subject to the provisions of the LLC Agreement

f.           Responsibility and authority to hire and terminate the general counsel (not special counsel for the Board), of National Beef subject to the Board’s authority to terminate such general counsel.

Except as otherwise provided herein, Executive shall observe and carry into effect all directions and resolutions of the Board, shall have authority to take any and all actions on behalf of National Beef granted by the Board, and except to the extent otherwise required by the Delaware Limited Liability Company Act, as amended from time to time, may execute all bonds, notes, debentures, instruments and documents providing for the acquisition, mortgage or disposition of property and other instruments and agreements for and in the name of National Beef to the extent that such authority is granted by the Board herein or otherwise.

D.           All other terms of the Agreement not expressly modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

National Beef Packing Company, LLC

By:	/s/ Steven D. Hunt
Title: Chairman

Timothy M. Klein

By:	/s/ Timothy M. Klein